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                                                                    Exhibit 99.1


SIPEX CORPORATION REPORTS PRELIMINARY FIRST QUARTER REVENUE
Thursday April 10, 7:34 pm ET

      MILPITAS, Calif., April 10 -- Sipex Corporation (Nasdaq: SIPEX - News) announced today that it expects its revenue to be approximately $15.3 million for the first quarter of 2003, compared to $16.6 million in the prior quarter. These results are preliminary and subject to change as a result of final determination of revenue and any accounting adjustments for the quarter. Sipex expects to release its March quarter results after the close of market on Thursday, April 24, 2003.

Walid Maghribi, President and CEO commented, "Various factors, including non-linear shipments early in the quarter, significant price erosion on older power products, overall concerns in Asia and a shortfall in production from one of our foundries contributed to the lower revenue. We continue to be concerned about Asia with the delays in purchasing decisions and curtailment of travel in and out of this region."

"We are very disappointed to start the year on this note due, in part, to events beyond our direct control. Despite this, we are maintaining our strategy of focusing our resources to position the company for long term growth," concluded Maghribi.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding anticipated revenue levels for the first quarter of 2003, regarding delayed purchasing decisions and the curtailment of travel in Asia, expectations regarding the Company's future growth, and other matters. Statements in this press release that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. These forward-looking statements are estimates reflecting the best judgment of the senior management of Sipex. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially for those suggested by the forward-looking statements, including: the risk that Sipex's actual results may differ from the preliminary results as a result of information from distributors, final determination of revenue and as a result of the quarterly review by the Company's independent accountants; overall economic conditions in the U.S. and abroad; demand for electronic products and semiconductors in general; and demand for the end-user products for which the Company's semiconductors are suited and the Company's ability to move new product designs into production. Forward-looking statements should, therefore, be considered in light of various important factors, including those risk factors set forth in reports that we file periodically with the Security and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2002 and subsequent Forms 8-K.

About Sipex

Sipex Corporation is a semiconductor company that designs, manufactures and markets, high performance, value-added analog integrated circuits that are used primarily by original equipment manufacturers (OEMs) operating in the markets of computing, communications, and networking infrastructure. SIPEX serves the broad analog signal processing market with interface circuits, analog display drivers, power management and optical storage ICs. Applications for the Company's products include personal computers and peripherals, battery powered hand-held devices such as PDAs and cellular telephones, networking, process controls and satellites.

     Contact:     Walid Maghribi
                  President and CEO
                  (408) 935-7608